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                                                                      Exhibit 99




                                                        Cindy Koehn 415/396-3099
                                                        Investor Relations




FOR IMMEDIATE RELEASE
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Tues., January 21, 1997


WELLS FARGO REPORTS FOURTH QUARTER EARNINGS
     FOURTH QUARTER PER SHARE EARNINGS OF $1.12 FOR THIRD "POST-MERGER" QUARTER

     Wells Fargo & Co. (NYSE:WFC) today reported net income of $123 million for the fourth quarter 1996. Per share earnings for the quarter were $1.12. Earnings for the full year of 1996 were $1.071 billion, or $12.21 per share. Return on average assets (ROA) was .45 percent and return on average common equity (ROE) was 2.99 percent for the quarter. ROA was 1.15 percent and ROE was
8.83 percent for the full year.

     Earnings before the amortization of goodwill and nonqualifying core deposit intangibles ("cash earnings") were $2.41 per share for the quarter. Cash ROA was .97 percent; cash ROE was 16.99 percent.

     "Our expenses this quarter were high, and reflect the costs of completing the conversion of First Interstate's customer base to a common set of systems and products," said Chairman Paul Hazen. "Based on our experience with the conversion, we remain confident that we will meet our merger expense targets in 1997."

     Since the Company's results for the fourth quarter of 1996 and the full year reflect the effects of the First Interstate merger beginning April 1, 1996, these results are not comparable to the reported results for the corresponding prior periods of 1995.

     Net interest income on a taxable-equivalent basis was $1.253 billion in the fourth quarter of 1996. For the full year 1996, net interest income on a taxable-equivalent basis was $4.532 billion. The Company's net interest margin for the fourth quarter of 1996 was 6.14 percent. The net interest margin for the full year of 1996 was 6.11 percent.

     Noninterest income (NII) in the fourth quarter of 1996 was $564 million. For the full year 1996, NII was $2.2 billion. During the fourth quarter, the Company recorded a $103 million accrual for the expected loss on the disposition of branches, primarily related to premises.

                                     -more-

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2/WF Earnings

     Noninterest expense (NIE) in the fourth quarter of 1996 was $1.488 billion, and included an estimated $300 million in integration-related expenses. NIE totaled $4.637 billion in 1996.

     The loan loss provision was $70 million and $105 million for the fourth quarter and year, respectively. Net charge-offs in the fourth quarter of 1996 totaled $178 million, or 1.04 percent of average loans (annualized). The largest category of net charge-offs was credit card loans ($101 million). For the full year 1996, net charge-offs totaled $640 million, or 1.05 percent of average total loans. The largest category of net charge-offs was credit card loans ($368 million).

     At December 31, 1996, the allowance for loan losses equaled 3.00 percent of total loans. Total nonaccrual and restructured loans were $724 million at December 31, 1996. Foreclosed assets were $219 million at December 31, 1996.

     During the fourth quarter, the Company issued $1.2 billion in Trust Preferred Securities. These securities qualify as Tier 1 Capital for the Company.

     The Company completed the sale of the three former First Interstate banks in Montana, Wyoming and Alaska during the fourth quarter. These banks had aggregate assets of approximately $625 million and deposits of approximately $465 million.

     At December 31, 1996, the Company's preliminary risk-based capital ratios were 11.60 percent for total risk-based capital and 7.60 percent for Tier 1 risk-based capital, exceeding the minimum regulatory guidelines of 8 percent and 4 percent, respectively. The leverage ratio at December 31, 1996 was 6.60 percent. The ratio of common equity to total assets at December 31, 1996 was
12.41 percent.


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The following appears in accordance with the Securities Litigation Reform Act:

This press release includes forward-looking statements that involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, inflation, government regulations, the progress of integrating First Interstate and economic conditions and competition in the geographic and business areas in which the Company conducts its operations.

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